GRANTED

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

DANIEL BUTCHER,)

)

Plaintiff)

v. )

)

ANDREW L. FAWTHROP, STEVEN)

P. GUIDRY, FREDERICK W.)

BRAZELTON, STEVEN J. PULLY,)

JOHN J. MYERS, JR., JAMES B. )

JENNINGS, O. DONALDSON)C.A. No. 12277-VCL

CHAPOTON, and DON O.)

MCCORMACK,)

)

Defendants)

)

and VAALCO ENERGY, INC., a)

Delaware corporation)

)

Nominal Defendant)
)

STIPULATION AND [PROPOSED] ORDER OF DISMISSAL

WHEREAS, on April 29, 2016, Plaintiff filed a complaint (the “Complaint”) against Defendants Andrew L. Fawthrop, Steven P. Guidry, Frederick W. Brazelton, Steven J. Pully, John J. Myers, Jr., James B. Jennings, O. Donaldson Chapoton, and Don O. McCormack, as officers and members of the board of directors of Nominal Defendant VAALCO Energy, Inc. (“VAALCO” or the “Company”) (collectively, “Defendants”);

WHEREAS, the Complaint alleged, that in connection with the adoption of (i) a stockholder rights agreement (the “Rights Agreement”), (ii) an employment agreement with the then-CEO Steven P. Guidry containing certain change-in-control severance benefits (the “Guidry Agreement”), and (iii) an employment agreement with the then-CFO Don O. McCormack containing similar change-in-control severance benefits (the “McCormack Agreement”), the members of the Company’s Board breached their fiduciary duties;

WHEREAS, the Complaint sought, among other things, a declaration from the Court that the (i) Rights Agreement, (ii) the Guidry Agreement, and (iii) the McCormack Agreement were invalid and unenforceable;

WHEREAS, on or about December 22, 2015, the Company terminated the Rights Agreement;

WHEREAS, Don O. McCormack announced his resignation on May 6, 2016, effective June 2, 2016;

WHEREAS, Steven P. Guidry announced his resignation on July 28, 2016, effective September 1, 2016;

WHEREAS, as a result of the termination of the Rights Agreement and the resignations of Guidry and McCormack, Plaintiff and Defendants agree that the claims in the Complaint are moot;

WHEREAS, the Company and its insurer agreed, in the exercise of business judgment, to pay Plaintiff’s counsel $25,000 in attorneys’ fees, which amount the Company expects the insurer will pay on its behalf;

WHEREAS, Plaintiff’s counsel may disburse up to $1,000 of the $25,000 in attorneys’ fees as they see fit to reimburse Plaintiff for expenses incurred directly by the Plaintiff in connection with the prosecution of this litigation;

WHEREAS, Defendants deny any allegations of Plaintiff through Plaintiff’s counsel that Defendants engaged in wrongdoing in any way, and the Company states that the Company has agreed to settle Plaintiff’s application for an award of attorneys’ fees due to the costs associated with prosecuting Defendants’ motion to dismiss and the defense of that application, as well as the associated litigation risk;

WHEREAS, the Court has not passed on the amount of the fee;

NOW, THEREFORE, upon consent of the parties and subject to the approval of the Court;

IT IS HEREBY ORDERED this 3rd day of October, 2016, pursuant to Court of Chancery Rule 23(e) that:

1. This Action is dismissed as moot with prejudice as to Plaintiff and without prejudice as to any other Company stockholder.
2. The Company shall file this Stipulation and Order of Dismissal as an attachment to its next Form 10-Q following the entry of this Stipulation and Order of Dismissal (“Order”). Such filing constitutes adequate notice for purposes of Rule 23(e) (the “Notice”).

3. The Company shall file with the Court an affidavit that the Notice has been made (the “Affidavit”) in accordance with paragraph 1 no later than three (3) calendar days after the Notice is publicly filed.

4. Upon the filing of the Affidavit:
a.	The Register in Chancery is directed to close this Action on the docket; and
b.	The Court will no longer retain any jurisdiction over this Action.

5. The Company through its insurer shall pay to Plaintiff’s counsel fees and expenses in the amount of $25,000 no later than ten (10) calendar days after the Notice is publicly filed, and neither Plaintiff nor Plaintiff’s counsel shall seek any additional fees, expenses, or costs from Defendants or their insurer in connection with the Action.

OF COUNSEL:

THE WAGNER FIRM

Avi Wagner

1925 Century Park East, Suite 2100

Los Angeles, California 90067

(310) 491-7949

GLANCY PRONGAY &

MURRAY LLP

Robert V. Prongay

Kara M. Wolke

Alexa Mullarky

1925 Century Park East, Suite 2100

Los Angeles, California 90067

(310) 201-9150

MONTGOMERY McCRACKEN

WALKER & RHOADS, LLP

  /s/ Lisa Zwally Brown

Sidney Liebesman (No. 3702)

Lisa Zwally Brown (No. 4328)

1105 N. Market St., Suite 1500

Wilmington, Delaware 19801

(302) 504-7800

Attorneys for Daniel Butcher

OF COUNSEL: Michael C. Holmes George M. Padis VINSON & ELKINS LLP Trammel Crow Center 2001 Ross Avenue, Suite 3700 Dallas, Texas 75201-2975 (214) 220-7700

YOUNG CONAWAY STARGATT

& TAYLOR, LLP

  /s/ James M. Yoch, Jr.

Rolin P. Bissell (No. 4478)

Kathaleen S. McCormick (No. 4579)

James M. Yoch, Jr. (No. 5251)

Rodney Square

1000 North King Street

Wilmington, Delaware 19801

(302) 571-6600

Attorneys for Defendants

Dated: September 30, 2016

SO ORDERED this 3rd day of October, 2016.

/s/ J. Travis Laster__________

Vice Chancellor J. Travis Laster

This document constitutes a ruling of the court and should be treated as such.

Court:	DE Court of Chancery Civil Action
Judge:	J Travis Laster
File and Serve Transaction ID:	59636104
Current Date:	Oct 3, 2016
Case Number:	12277-VCL
Case Name:	CONF ORD – Daniel Butcher vs Andrew Fawthrop
Court Authorizer:	Laster, J Travis
/s/ Judge Laster, J Travis